January 25, 1996


AST Research, Inc.
16215 Alton Parkway
Irvine, California  92718

          RE: Registration Statement on Form S-8 - 1989 Long-Term Incentive Program, as amended

Gentlemen:

     At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by AST Research, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 3,600,000 shares of the Company's Common Stock, $.01 par value ("Common Stock"), issuable under the Company's 1989 Long-Term Incentive Program, as amended (the "Plan").

     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above. Based on the foregoing, it is our opinion that:

     1. Stock options, stock appreciation rights and restricted stock, when issued in accordance with the Plan, will be legally issued and binding obligations of the Company; and

     2. The 3,600,000 shares of Common Stock, when issued under the Plan and against full payment in accordance with the terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              STRADLING, YOCCA, CARLSON & RAUTH
                              A Professional Corporation